Use these links to rapidly review the document

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Offering price	Amount of registration fee

2.000% Senior Notes Due 2017	300,000,000	$299,151,000	$34,282.70

3.500% Senior Notes due 2022	500,000,000	$498,245,000	$57,098.88

5.000% Senior Notes due 2042	1,100,000,000	$1,097,965,000	$125,826.79

Guarantees Related to the Senior Notes	N/A	N/A	N/A

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180955

PROSPECTUS SUPPLEMENT
(To prospectus, dated April 26, 2012)

$1,900,000,000

Molson Coors Brewing Company

$300,000,000 2.000% Senior Notes due 2017

$500,000,000 3.500% Senior Notes due 2022

$1,100,000,000 5.000% Senior Notes due 2042

             We are offering $300,000,000 aggregate principal amount of 2.000% Senior Notes due 2017, $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022 and $1,100,000,000 aggregate principal amount of 5.000% Senior Notes due 2042, which we refer to together as the "notes". Interest on the notes is payable on May 1 and November 1 of each year, commencing on November 1, 2012. The notes due 2017 will mature on May 1, 2017, the notes due 2022 will mature on May 1, 2022, and the notes due 2042 will mature on May 1, 2042.

             We may redeem some or all of the notes at the times and at the "make-whole" prices discussed under "Description of the Notes—Optional Redemption." As described under "Description of the Notes—Change of Control," if a Change of Control Triggering Event (as defined herein) occurs with respect to a particular series of notes, we will be required to make an offer to purchase the notes of such series from holders at a purchase price equal to 101% of the aggregate principal amount of the notes purchased, plus accrued and unpaid interest thereon to, but not including, the date of purchase, unless we have previously exercised our right to redeem the notes of such series.

             On April 3, 2012, we announced that we had entered into a sale and purchase agreement with StarBev L.P., owned by funds advised by CVC Capital Partners Limited, to acquire the entire issued share capital of StarBev Holdings S.a. r.l., a wholly owned subsidiary of StarBev L.P., for €2.65 billion ($3.54 billion). If we do not complete the acquisition on or prior to November 2, 2012, or if, prior to such date, the sale and purchase agreement is terminated, we will be obligated to redeem all of the notes on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes—Special Mandatory Redemption." The proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

             The notes will be guaranteed by certain of our subsidiaries as described in "Description of the Notes—Guarantees." The notes and the guarantees will be our and the guarantors' senior unsecured obligations and will rank equally with all of our and the guarantors' other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will be structurally subordinated to all indebtedness and other liabilities of our non-guarantor subsidiaries.

             Investing in the notes involves risks. See "Risk Factors" beginning on page S-11 for a discussion of certain risks that should be considered in connection with an investment in the notes.

             Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds to us, before expenses

Per Note due 2017	99.717%	0.600%	99.117%

Total	$299,151,000	$1,800,000	$297,351,000

Per Note due 2022	99.649%	0.650%	98.999%

Total	$498,245,000	$3,250,000	$494,995,000

Per Note due 2042	99.815%	0.875%	98.940%

Total	$1,097,965,000	$9,625,000	$1,088,340,000

(1)
Plus accrued interest, if any, from May 3, 2012, if settlement occurs after that date.

             Interest on the notes will accrue from May 3, 2012 to the date of delivery. The notes will be issued only in fully registered form, without coupons, and in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will not be listed on any securities exchange. There is currently no public market for the notes.

             Securities entitlements with respect to the notes will be credited on or about May 3, 2012, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking Luxembourg S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Joint Book-Running Managers (2017, 2022 and 2042 Notes)
Deutsche Bank Securities		Morgan Stanley
Joint Book-Running Manager (2017 Notes)
J.P. Morgan
Joint Book-Running Managers (2022 Notes)
Barclays		Wells Fargo Securities
Joint Book-Running Managers (2042 Notes)
BofA Merrill Lynch		UBS Investment Bank

Co-Managers (2017, 2022 and 2042 Notes)
BMO Capital Markets		Mitsubishi UFJ Securities
Rabo Securities		TD Securities
Co-Managers (2017 Notes)
BofA Merrill Lynch		Barclays
UBS Investment Bank		Wells Fargo Securities
Co-Managers (2022 Notes)
BofA Merrill Lynch	J.P. Morgan	UBS Investment Bank
Co-Managers (2042 Notes)
Barclays	J.P. Morgan	Wells Fargo Securities

April 26, 2012

        You are not to construe the contents of this prospectus supplement or the accompanying prospectus as investment, legal or tax advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of the notes. We are not, and the underwriters are not, making any representation to you regarding the legality of an investment in the notes by you under appropriate investment or similar laws.

        In making an investment decision regarding the notes offered by this prospectus supplement and the accompanying prospectus, you must rely on your own examination of us and the terms of this offering, including without limitation, the merits and risks involved. This offering is being made on the basis of this prospectus supplement and the accompanying prospectus. This prospectus supplement contains the terms of this offering of the notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated by reference herein or therein), this prospectus supplement will apply and will supersede such information. Any decision to purchase notes in this offering should be based only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The information contained in this prospectus supplement and the accompanying prospectus has been furnished by us and other sources we believe to be reliable. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, contain summaries, believed to be accurate, of some of the terms of specific documents. You should carefully review the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

        No person is authorized in connection with any offer made by this prospectus supplement and the accompanying prospectus to give any information or to make any representation not contained in this prospectus supplement or the accompanying prospectus, and, if given or made, any other information or representation must not be relied upon as having been authorized by us or the underwriters. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is as of the respective dates thereof or the date on the front of such incorporated documents, as applicable, and subject to change, completion or amendment without notice. We undertake no obligation to update any such information. Neither the delivery of this prospectus supplement or the accompanying prospectus at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or the accompanying prospectus or in our affairs since the respective dates of this prospectus supplement and the accompanying prospectus.

        We reserve the right to withdraw this offering of the notes at any time, and we and the underwriters reserve the right to reject any commitment to subscribe for the notes, in whole or in part, and to allot to you less than the full amount of the notes subscribed for by you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

        The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, including the information set forth under "Risk Factors" and our financial statements and related notes. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements, which involve risks and uncertainties. See "Information Concerning Forward-Looking Statements" in the accompanying prospectus. Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement to "we", "us" or "our" include Molson Coors Brewing Company ("MCBC" or the "Company"), principally a holding company, and its subsidiaries: Molson Coors Canada ("MCC"), operating in Canada; Coors Brewing Company ("CBC"), operating in the United States ("U.S.") until June 30, 2008 when MCBC and SABMiller plc ("SABMiller") combined the U.S. and Puerto Rico operations of their respective subsidiaries, CBC and Miller Brewing Company ("Miller"), and the results and financial position of U.S. operations, which had historically comprised substantially all of our U.S. reporting segment, were, in all material respects, deconsolidated from MCBC prospectively upon formation of MillerCoors LLC ("MillerCoors"); Molson Coors Brewing Company (UK) Limited ("MCBC-UK"), operating in the United Kingdom ("U.K.") and the Republic of Ireland; Molson Coors International ("MCI") operating in various other countries; and our other non-operating subsidiaries. Any reference to "Coors" means the Adolph Coors Company prior to the 2005 merger with Molson Inc. (the "Merger"). Any reference to Molson Inc. or Molson means MCC prior to the Merger. Any reference to "Molson Coors" means MCBC after the Merger. Euros have been converted to U.S. dollars herein at an exchange rate of $1.33/Euro.

 The Company

History

        Molson and Coors were founded in 1786 and 1873, respectively. Our commitment to producing the highest quality beers is a key part of our heritage and remains so today. Our brands are designed to appeal to a wide range of consumer tastes, styles and price preferences. Our largest markets are Canada, the U.S. and the U.K.

        Coors was incorporated in June 1913 under the laws of the State of Colorado. In August 2003, Coors changed its state of incorporation to the State of Delaware. In February 2005 upon completion of the Merger, Coors changed its name to Molson Coors Brewing Company.

Our Operating Segments

        We operate the following business segments: Canada, the U.S., the U.K. and MCI. A separate operating team manages each segment, and each segment manufactures, markets, and sells beer and other beverage products.

Our Products

        We have a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian and Carling, which are positioned to meet a wide range of consumer segments and occasions.

        Brands sold in Canada include Coors Light, Molson Canadian, Molson Export, Molson Canadian 67, Molson Dry, Molson M, Rickard's Red, Rickard's Blonde and other Rickard's brands, Carling, Carling Black Label, Pilsner, Keystone, Creemore Springs, the Granville Island brands, Caffrey's, Cobra, and a number of other regional brands. We also brew or distribute under license the following brands: Heineken, Amstel Light, and Murphy's under license from Heineken N.V. ("Heineken"), Asahi and Asahi Select under license from Asahi Breweries, Ltd., Miller Lite, Miller Genuine Draft, Miller Chill, Milwaukee's Best and Milwaukee's Best Dry under license from SABMiller, and Foster's under license from Foster's Group

Limited. We are also party to a joint venture with Grupo Modelo S.A.B. de C.V. ("Modelo"), which imports, distributes and markets the Modelo beer brand portfolio, including the Corona, Coronita, Negra Modelo and Pacifico brands across all Canadian provinces and territories.

        MillerCoors sells a wide variety of brands in the U.S. Its flagship premium light brands are Coors Light and Miller Lite. Brands in the domestic premium segment include Coors Banquet, Miller Genuine Draft and Miller 64. Brands in the domestic super premium segment include Miller Chill and Sparks. Brands in the below premium segment include Miller High Life, Keystone, Icehouse, Mickey's, Milwaukee's Best, Hamm's and Old English 800 brands. MillerCoors also brews or distributes under license the Molson and Foster's brands and George Killian's Irish Red. Craft and import brands, marketed and sold through Tenth and Blake, include the Blue Moon brands, Henry Weinhard's brands, Leinenkugel's brands, Peroni Nastro Azzurro, Pilsner Urquell, Batch 19 and Grolsch. Brands in the non-alcoholic segment include Coors Non-Alcoholic and Sharp's. MCBC and SABMiller assigned the United States and Puerto Rican ownership rights to their legacy brands to MillerCoors, but retained all ownership of these brands outside the United States and Puerto Rico.

        Brands sold in the U.K. include: Carling, C2, Carling Chrome, Coors Light, Worthington's, White Shield, Red Shield, Caffrey's, Sharp's Doom Bar, Animée and Blue Moon, as well as a number of smaller regional ale brands. We also sell the Grolsch brands through a joint venture with Royal Grolsch N.V. and the Cobra brands through a joint venture called Cobra Beer Partnership Ltd., and are the exclusive distributor for several brands which are sold under license, including Corona, Coronita, Negra Modelo, Pacifico and Singha. Additionally, in order to be able to provide a full line of beer and other beverages to our on-premise customers, we sell "factored" brands, including wines in our U.K. segment, which are third party brands for which we provide distribution to retail, typically on a non-exclusive basis.

        MCI also markets and sells several of our brands in its international markets. Brands unique to these international markets include Zima, Si'hai, Coors Gold and Coors Extra.

Canada Segment

        We are Canada's second largest brewer by volume and North America's oldest beer company. Our approximate market share of the Canada beer market at the end of 2011 was 40%. We brew, market, sell and distribute a wide variety of beer brands nationally. Our portfolio has leading brands in all major product and price segments. Our focus and investment is on key owned brands, including Coors Light, Molson Canadian, Carling, Molson Dry, Molson Export, Rickard's, Pilsner, Creemore Springs and Granville Island and key strategic distribution partnerships, including those with Heineken, Modelo and SABMiller. In 2011, Coors Light had an approximate 14% market share and was the top selling beer brand in Canada and Molson Canadian had an approximate 8% market share and was the third largest selling beer in Canada.

        The Canada segment also includes our partnership arrangements related to the distribution of beer in Ontario, Brewers' Retail Inc. ("BRI"), and in the Western provinces, Brewers' Distributor Ltd. ("BDL"). BRI and BDL are currently accounted for under the equity method of accounting. BRI was consolidated in our financial statements until March 1, 2009, when it was deconsolidated.

United States Segment

        Effective July 1, 2008, MCBC and SABMiller formed MillerCoors to combine their respective U.S. and Puerto Rico operations. Each party contributed its business and related operating assets and certain liabilities. The percentage interests in the profits of MillerCoors are 58% for SABMiller and 42% for MCBC. Voting interests are shared 50%-50%, and MCBC and SABMiller have equal board representation within MillerCoors. MCBC and SABMiller each agreed not to transfer its economic or voting interests in MillerCoors for a period of five years from the date of combination, and certain rights of first refusal apply to any subsequent assignment. Our interest in MillerCoors is accounted for under the equity method of accounting.

        Prior to the formation of MillerCoors, we produced, marketed, and sold the MCBC portfolio of brands in the United States and its territories, and our U.S. operating segment included the results of the Rocky Mountain Metal Container and Rocky Mountain Bottle Container joint ventures. Effective July 1, 2008, MCBC's equity investment in MillerCoors represents our U.S. operating segment.

United Kingdom Segment

        We are the United Kingdom's second largest brewer by volume with an approximate 19% share (excluding factored products), in 2011, of the U.K. beer market, Western Europe's second largest market. Sales are primarily in England and Wales, with Carling representing approximately 75% of our total U.K. segment beer volume. The U.K. segment consists of our production and sale of the MCBC brands in the U.K. and the Republic of Ireland, our joint venture arrangement for the production and distribution of Grolsch brands in the U.K. and the Republic of Ireland, our joint venture arrangement for the production and distribution of the Cobra brands in the U.K. and the Republic of Ireland, factored brand sales (beverage brands owned by other companies, but sold and delivered to retail by us), and our Tradeteam joint venture arrangement with DHL (formerly Exel Logistics) for the distribution of products throughout the U.K. Additionally, we distribute the Modelo brands, including Corona, pursuant to a distribution agreement with Modelo.

Molson Coors International Segment

        The objective of MCI is to grow and expand our business and brand portfolios in our non-core and emerging markets. Our current business is in Asia, continental Europe, Mexico, Latin America and the Caribbean (excluding Puerto Rico as it is a part of the U.S. segment).

  Asia

        The MCI Asia region is primarily composed of businesses in China, Japan and India, with increasing focus in the Philippines and Vietnam markets. The Japan business is focused on the Zima and Coors Light brands. Additionally, in January 2011, our Japan business began selling the Corona brands pursuant to a distribution agreement with Modelo completed in November 2010. In September 2010, a joint venture agreement was finalized in China with Hebei Si'hai Beer Company, giving us a 51% share of the newly formed Molson Coors Si'hai Brewing (China) Co., Ltd. ("MC Si'hai"). In June 2011, a joint venture agreement was finalized in India with Cobra India, giving us a 51% share and operational control of the newly formed Molson Coors Cobra India ("MC Cobra India"). MC Cobra India produces, sells and markets a beer portfolio consisting of King Cobra, King Cobra Superior and Iceberg 9000. The results of both MC Si'hai and MC Cobra India are consolidated in our financial statements.

  Europe

        Our business within continental Europe is focused on growing Carling, Coors Light and Cobra. These products are brewed by and exported from our U.K. breweries to portions of continental Europe. In 2011, we entered into an exclusive licensing agreement with Obolon CJSC for manufacturing and distribution of Carling in Ukraine. In 2010, related to our business in Spain, we entered into an exclusive licensing agreement with Mahou San Miguel for manufacturing and distribution of Coors and distribution of Carling. In 2010, we entered into an exclusive licensing agreement with Moscow Brewing Company for manufacturing and distribution of Coors Light in Russia.

  Mexico, Latin America, the Caribbean, and Other

        Coors Light is sold in Mexico through an exclusive licensing agreement with Heineken. In the Caribbean and Latin America, our products are produced under a brewing agreement with MillerCoors and are exported to and sold through agreements with independent distributors.

 StarBev Acquisition

        On April 3, 2012, we and Molson Coors Holdco—2 Inc., a Delaware corporation (the "Purchaser"), our wholly owned subsidiary, entered into a sale and purchase agreement (the "SPA") to purchase all of the issued share capital of StarBev Holdings S.à. r.l. (including its subsidiaries, "StarBev") from StarBev L.P. (the "Seller") (such acquisition, the "Acquisition"). In connection with the Acquisition, the Purchaser also concurrently entered into a management warranty deed (the "Management Warranty Deed") pursuant to which certain members of StarBev's senior management have made warranties to the Purchaser in respect of the StarBev business.

        Including the payoff of existing StarBev indebtedness, the total purchase price in the Acquisition is approximately €2.65 billion (approximately $3.54 billion). The Company has guaranteed the obligations of the Purchaser through the closing of the Acquisition, including the payment of the purchase price. The Company must pay the purchase price in Euros and bears the risk associated with the fluctuations between the U.S. dollar and the Euro between the closing of this offering and the closing of the Acquisition. In connection with the obligation to pay the purchase price, the Company and certain of its subsidiaries have entered into certain loan facilities as further described below. In addition, €500 million of the purchase price will be paid through the issuance of a convertible note to the Seller.

        The SPA, the Management Warranty Deed and the Convertible Note Term Sheet (as defined below) collectively set forth the material terms of the Acquisition. The Acquisition is conditioned only upon the receipt of certain European competition law approvals. We may also terminate the SPA upon uncured and material breaches of certain covenants and warranties by the Seller or the StarBev management team, or in the event of a binding order from the Serbian Commission for the Protection of Competition or the European Commission prohibiting the Acquisition.

        The Seller has agreed to cause StarBev to operate in the ordinary course of business through the closing of the Acquisition, and management has provided a warranty to the same effect. Additionally, the Seller has agreed, among other things, that (i) it and its affiliates and representatives will not negotiate or discuss with any other party an alternative transaction to the Acquisition, (ii) it shall use all reasonable endeavors to cause StarBev to cooperate with our financing of the Acquisition and (iii) it shall use all reasonable endeavors to take all actions and to cooperate fully in all actions necessary, proper or advisable to consummate the transactions contemplated by the SPA.

        The Seller's warranties include warranties as to the capitalization of StarBev and the binding nature of the SPA and the Management Warranty Deed. Warranties from StarBev management include warranties as to, among other things, (i) authority, (ii) capitalization, (iii) financial statements, (iv) undisclosed liabilities, (v) ordinary course activity, (vi) indebtedness, (vii) compliance with laws, (viii) intellectual property, (ix) contracts, (x) insurance, (xi) employees, (xii) properties, (xiii) tax, (xiv) the environment and (xv) ownership of assets.

        Our remedies in respect of breaches of the agreements are against the Seller and are limited, including in duration and amount, as set forth in the SPA and the Management Warranty Deed. We may choose to recover any damages due from the Seller by offsetting against amounts owed under the convertible note to be issued to the Seller in connection with the Acquisition, as further described below.

        Headquartered in Amsterdam, The Netherlands, and Prague, Czech Republic, StarBev operates nine breweries in Central and Eastern Europe ("CEE"). StarBev generated 2011 sales of approximately €714 million ($953 million) and EBITDA of approximately €241 million ($322 million). StarBev's EBITDA was calculated by adding to operating profit of approximately €121 million the following: exceptional items of approximately €6 million, certain administrative expenses of approximately €2 million, depreciation of approximately €96 million and amortization of approximately €15 million. StarBev's financial information is prepared in accordance with International Financial Reporting Standards as adopted in the European Union.

        StarBev has brewing operations in the Czech Republic, Serbia, Croatia, Romania, Bulgaria, Hungary, Montenegro and also sells its brands in Bosnia-Herzegovina and Slovakia. In 2011, StarBev brewed 13.3 million hectoliters and held a top three market share position in each of its markets. StarBev's brand portfolio includes local champions such as Borsodi, Kamenitza, Bergenbier, Ozusko, Jelen, Staropramen and Niksicko and it also distributes brands such as Stella Artois, Beck's, Hoegaarden, Lowenbrau and Leffe under license.

        Following the Acquisition, we expect that significantly more of our revenue will come from growth and emerging markets. The CEE markets are expected to benefit from positive volume and per capita consumption trends over the long-term.

        The Acquisition is subject to approval by certain European competition authorities and is expected to close in the second quarter of 2012. Following the closing, StarBev will be operated as a separate business unit within Molson Coors and will remain headquartered in the Czech Republic. In connection with the Acquisition, we expect that there will be opportunities for current employees of the Company and StarBev, including members of current senior management of both the Company and of StarBev, to take on new or expanded responsibilities with the Company or its other business units. If we do not complete the acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated, we will be obligated to redeem all of the notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes—Special Mandatory Redemption."

Convertible Note

        The SPA includes an agreed form of a convertible note term sheet (the "Convertible Note Term Sheet") setting out the material terms of a €500 million Zero Coupon Senior Unsecured Convertible Note due 2013 (the "Convertible Note") to be issued by Molson Coors Holdco Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Convertible Note Issuer"), to the Seller upon the closing of the Acquisition. While the Convertible Note itself is subject to final documentation and execution, the summary of the Convertible Note described herein is based on the material terms set forth in the agreed form of Convertible Note Term Sheet.

        The Convertible Note will mature on December 31, 2013. The Convertible Note will be a senior unsecured obligation of the Convertible Note Issuer and will be guaranteed by us. The Convertible Note Issuer will also guarantee our obligations under the notes, the Term Loan Agreement and the Revolving Credit Facility upon consummation of the Acquisition. The Convertible Note will allow the Seller to put the Convertible Note to the Convertible Note Issuer beginning on the earlier of (i) the date that is 30 days after we announce our 2012 annual financial results and (ii) March 31, 2013 and ending on December 19, 2013 (the "Conversion Period") for the greater of the principal amount of the Convertible Note and the aggregate cash value of 12,894,044 shares of our Class B Common Stock, as adjusted for certain of our corporate events (the "Notional Initial Number of Shares"). The Convertible Note will allow the Convertible Note Issuer to redeem the Convertible Note at par at any time during the Conversion Period if the aggregate cash value of the Notional Initial Number of Shares is greater than 140% of the principal amount of the Convertible Note on 20 Trading Days (as defined therein) during a period of 30 consecutive Trading Days preceding the giving of a redemption notice. At maturity, the Convertible Note Issuer will owe to the Seller the greater of the principal amount and the aggregate cash value of the Notional Initial Number of Shares. Any amount the Convertible Note Issuer then owes to the Seller in excess of the principal amount can, solely at the Convertible Note Issuer's option, be settled in shares of our Class B Common Stock. The Convertible Note Issuer and the Seller will enter into a Registration Rights Agreement pursuant to which any shares of our Class B Common Stock to be issued pursuant to the Convertible Note, if the Convertible Note Issuer elects to settle in shares rather than cash, may be registered for resale to the public.

        The Convertible Note will contain a cross acceleration provision that will be triggered if the repayment of any indebtedness for borrowed money owing by us, the Convertible Note Issuer or any of our significant subsidiaries is accelerated by reason of the failure to perform any covenant or agreement applicable to such indebtedness, which acceleration has not been rescinded or annulled, and a cross default provision that will be triggered if we, the Convertible Note Issuer or any of our significant subsidiaries defaults in respect of any payment of any indebtedness for borrowed money (subject to the lapse of any applicable grace period), in each case where the principal amount of such indebtedness exceeds the equivalent in the relevant currency of US$50 million. In addition, the Convertible Note shall contain (i) events of default substantially consistent with the type set forth in the outstanding notes issued by Molson Coors International LP pursuant to an indenture dated as of October 6, 2010 and (ii) conversion price adjustment provisions substantially consistent with the type set forth in the notes we issued pursuant to an Indenture dated as of June 15, 2007.

Term Loan Agreement

        On April 3, 2012, we entered into a Term Loan Agreement (as amended, the "Term Loan Agreement") with the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent. Pursuant to the Term Loan Agreement, we may designate prior to the closing date of the Term Loan Agreement any of our wholly owned subsidiaries that is organized under the laws of the Grand Duchy of Luxembourg as an additional borrower of the term loans (the "Additional Borrower").

        The Term Loan Agreement provides for a four-year term loan facility of US$300 million. The obligations under the Term Loan Agreement are our general unsecured obligations. In connection with the Term Loan Agreement, the Company, Coors Brewing Company ("CBC"), MC Holding Company LLC ("MC Holding"), CBC Holdco LLC ("CBC Holdco"), CBC Holdco 2 LLC ("CBC Holdco 2"), Newco3, Inc. ("Newco"), Molson Coors International LP ("MCI LP"), Coors International Holdco, ULC ("Coors Holdco"), Molson Canada 2005 ("MC 2005"), Molson Coors Capital Finance ULC, ("MC Capital Finance"), Molson Coors International General, ULC ("International General") and Molson Coors Callco ULC ("Callco") entered into a Subsidiary Guarantee Agreement dated April 3, 2012 (the "Term Loan Subsidiary Guarantee Agreement") pursuant to which (i) CBC, MC Holding, CBC Holdco, CBC Holdco 2, Newco, MCI LP, Coors Holdco, MC 2005, MC Capital Finance, International General, and Callco agreed to guarantee, jointly and severally, the payment when and as due of the obligations of the Company and (ii) any subsidiary organized under the laws of the Grand Duchy of Luxembourg will guarantee the payment when and as due of the obligations of the Additional Borrower (as defined therein) under the Term Loan Agreement, in each case, on the terms and subject to the conditions set forth in the Term Loan Subsidiary Guarantee Agreement. Prior to the closing of this offering, Molson Coors Brewing Company (UK) Limited ("MCBC UK"), Molson Coors Holdings Limited ("Holdings Limited") and Golden Acquisition ("Golden") will also guarantee our obligations and the obligations of the Additional Borrower under the Term Loan Agreement. In addition, the Convertible Note Issuer will also guarantee our obligations and the obligations of the Additional Borrower under the Term Loan Agreement upon consummation of the Acquisition. The Term Loan Agreement contains customary events of default, specified representations and warranties and covenants, including, among other things, covenants that restrict our and our subsidiaries' ability to incur certain additional priority indebtedness, create or permit liens on assets or engage in mergers or consolidations. The Term Loan Agreement also requires us to maintain a maximum leverage ratio of (i) 4.00:1.00, during the period from April 3, 2012 to and including September 30, 2012, (ii) 3.75:1.00, during the period from October 1, 2012 to and including March 31, 2013, and (iii) 3.50:1.0 thereafter.

Revolving Credit Agreement

        On April 3, 2012, we entered into a Credit Agreement (as amended, the "Credit Agreement," and together with the Term Loan Agreement, the "New Credit Facilities") with MC 2005, MCI LP, Molson Coors Canada Inc. ("MCCI") and MCBC UK, the Lenders party thereto, Deutsche Bank AG New

York Branch, as Administrative Agent, and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent. MC 2005, MCI LP, MCCI and MCBC UK are referred to as the "Borrowing Subsidiaries." Pursuant to the Credit Agreement, we guaranteed all obligations of the Borrowing Subsidiaries owing under the Credit Agreement.

        The Credit Agreement provides for a four-year revolving credit facility of US$300 million, which we expect to increase to $550 million prior to the closing of the Acquisition. The obligations under the Credit Agreement are our general unsecured obligations and the general unsecured obligations of the Borrowing Subsidiaries. In connection with the Credit Agreement, we, CBC, MC Holding, CBC Holdco, CBC Holdco 2, Newco, MCI LP, Coors Holdco, MC 2005, MC Capital Finance, International General, Callco, MCCI, Molson Inc. ("Molson"), MCBC UK, Holdings Limited and Golden entered into a Subsidiary Guarantee Agreement dated April 3, 2012 (the "Credit Agreement Subsidiary Guarantee Agreement") pursuant to which (i) MC Capital Finance, International General, Coors Holdco, Callco, MC 2005, CBC, MC Holding, CBC Holdco 2, CBC Holdco, Newco and MCI LP, agreed to guarantee, jointly and severally, the payment when and as due of our obligations and each US Borrowing Subsidiary's (as defined therein) obligations under the Credit Agreement, (ii) MC Capital Finance, International General, Coors Holdco, Callco, MC 2005, CBC, MC Holding, CBC Holdco 2, CBC Holdco, Newco, MCI LP, Molson and MCCI, agreed to guarantee, jointly and severally, the payment when and as due of each Canadian Borrowing Subsidiary's (as defined therein) obligations under the Credit Agreement, and (iii) MC Capital Finance, International General, Coors Holdco, Callco, MC 2005, CBC, MC Holding, CBC Holdco 2, CBC Holdco, Newco, MCI LP, MCBC UK, Holdings Limited and Golden agreed to guarantee, jointly and severally, the payment when and as due of the obligations of each UK Borrowing Subsidiary (as defined therein) under the Credit Agreement, in each case, on the terms and subject to the conditions set forth in the Credit Agreement Subsidiary Guarantee Agreement. Prior to closing of this offering, MCBC UK, Holdings Limited and Golden will also guarantee our obligations and the obligations of the U.S. Borrowing Subsidiaries and the Canadian Borrowing Subsidiaries under the Revolving Credit Facility. The Convertible Note Issuer will also guarantee our obligations and the obligations of the U.S. Borrowing Subsidiaries, the Canadian Borrowing Subsidiaries and the U.K. Borrowing Subsidiaries under the Revolving Credit Facility upon consummation of the Acquisition. The Credit Agreement contains customary events of default and specified representations and warranties and covenants, including, among other things, covenants that restrict our and our subsidiaries' ability to incur certain additional priority indebtedness, create or permit liens on assets, or engage in mergers or consolidations. The Credit Agreement also requires us to maintain a maximum leverage ratio of (i) 4.00:1.00 during the period from April 3, 2012 to and including September 30, 2012, (ii) 3.75:1.00 during the period from October 1, 2012 to and including March 31, 2013 and (iii) 3.50:1.0 thereafter.

Our Corporate Information

        We were incorporated in Delaware in August 2003. We have dual principal executive offices located at 1225 17th Street, Denver, Colorado, U.S.A. 80202, telephone number (303) 927-2337, and 1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5, telephone number (514) 521-1786. We maintain an Internet website at http://www.molsoncoors.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of the Notes." For purposes of this "The Offering" section of this prospectus supplement, the terms "we," "us" and "our" refer to Molson Coors Brewing Company and not its subsidiaries.

Issuer	Molson Coors Brewing Company.
Notes Offered	Aggregate principal amount of 2.000% Senior Notes due 2017 Aggregate principal amount of 3.500% Senior Notes due 2022 Aggregate principal amount of 5.000% Senior Notes due 2042
Maturity	May 1, 2017 for the notes due 2017.
May 1, 2022 for the notes due 2022.
May 1, 2042 for the notes due 2042.
Optional Redemption	We may redeem some or all of the notes at the times and at the "make-whole" prices discussed under "Description of the Notes—Optional Redemption."
Interest	The notes due 2017 will bear interest from May 3, 2012 at the rate of 2.000% per annum.
The notes due 2022 will bear interest from May 3, 2012 at the rate of 3.500% per annum.
The notes due 2042 will bear interest from May 3, 2012 at the rate of 5.000% per annum.
Interest Payment Dates	Interest on the notes is payable on May 1 and November 1 of each year, commencing on November 1, 2012.
Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to a particular series of notes, we will be required to offer to repurchase the notes of such series at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, unless we have previously exercised our right to redeem the notes of such series. See "Description of the Notes—Repurchase Upon Change of Control Triggering Event."

Special Mandatory Redemption

If we do not complete the Acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated, we will be obligated to redeem all of the notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes—Special Mandatory Redemption."

Guarantees

The notes will be guaranteed on a senior unsecured basis by the "Guarantors" as defined under "Description of the Notes—Certain Definitions." The Guarantors will also guarantee our obligations under our New Credit Facilities, our existing credit facility and our existing notes.

Ranking

The notes and the guarantees will be our and the Guarantors' senior unsecured obligations and will rank pari passu with all of our and the Guarantors' other unsubordinated debt and senior to all of our and the Guarantors' future subordinated debt. The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not Guarantors. The notes and the guarantees will be effectively junior to our and the Guarantors' current and future secured obligations to the extent of the assets securing such obligations.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters' discounts and commissions, will be approximately $1,877 million.
We intend to use the proceeds of this offering as partial consideration for the Acquisition.
Covenants	The indenture pursuant to which the notes will be issued will contain certain covenants that will, among other things, restrict our and certain of our subsidiaries' ability to:
• incur certain debt secured by liens;
• engage in certain sale-leaseback transactions; and
• consolidate, merge or transfer all or substantially all of our assets.
These covenants will be subject to significant exceptions. See "Description of the Notes—Certain Restrictions" and "—Merger, Consolidation or Sale of Assets."
No Prior Market

The notes of each series are new securities and there is currently no established trading market for the notes. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to list the notes on any securities exchange.

Trustee	Deutsche Bank Trust Company Americas
Governing Law	New York
Risk Factors	See "Risk Factors" beginning on page S-11 for a discussion of factors you should consider carefully before investing in the notes.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the discussion of risks relating to our business set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 (the "10-K Risk Factors"), in evaluating us, our business, and an investment in the notes. The most important factors that could influence the achievement of our goals, cause actual results to differ materially from those expressed in the forward-looking statements, and adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the notes include, but are not limited to, those set forth in the 10-K Risk Factors and the following:

Risks Related to the Acquisition

We may not recognize the benefits of the Acquisition.

        We may not realize the expected benefits of the Acquisition because of integration difficulties and other challenges. The success of the Acquisition will depend, in part, on our ability to realize all or some of the anticipated synergies and other benefits from integrating StarBev's business with our existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of StarBev's business include, among others:

  •
  failure to implement our business plan for the combined business;

  •
  unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

  •
  possible inconsistencies in standards, controls, procedures and policies, and compensation structures between StarBev's structure and our structure;

  •
  failure to retain key customers and suppliers;

  •
  unanticipated changes in applicable laws and regulations;

  •
  failure to retain key employees;

  •
  operating risks inherent in StarBev's business and our business;

  •
  unanticipated issues, expenses and liabilities; and

  •
  unfamiliarity with operating in CEE.

        We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of Molson Coors and StarBev had achieved or might achieve separately. In addition, we may not accomplish the integration of StarBev's business smoothly, successfully or within the anticipated costs or timeframe. Moreover, the markets in which StarBev operates may not experience the growth rates expected and any further economic downturn affecting Europe could negatively impact StarBev's business. These markets are in differing stages of development and may experience more volatility than expected or face more operating risks than in the more mature markets in which Molson Coors has historically operated. If we experience difficulties with the integration process or if the StarBev business or the markets in which it operates deteriorate, the anticipated cost savings, growth opportunities and other synergies of the Acquisition may not be realized fully, or at all, or may take longer to realize than expected. In such case, our business, financial condition and results of operations may be negatively impacted.

We face risks associated with the SPA in connection with the Acquisition.

        In connection with the Acquisition, we will be subject to substantially all the liabilities of StarBev that are not satisfied on or prior to the closing date. There may be liabilities that we underestimated or did not discover in the course of performing our due diligence investigation of StarBev. Under the SPA and the Management Warranty Deed, the Seller has agreed to provide us with a limited set of representations and warranties. Our sole remedy from the Seller for any breach of those representations and warranties is an action for indemnification, not to exceed €100 million under the SPA and €50 million under the Management Warranty Deed. Damages resulting from a breach of a representation or warranty could have a material and adverse effect on our financial condition and results of operations. In addition we have agreed to take certain actions if required to obtain regulatory approvals, including dispositions of assets.

Impacts of the Acquisition on our financial position.

        We have a significant amount, and following the Acquisition will have an additional amount, of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. In addition, we will incur a significant amount of additional indebtedness in connection with the Acquisition. After giving effect to this offering, borrowings under the New Credit Facilities in connection with the Acquisition and the issuance of the Convertible Note (collectively, the "Financing Transactions"), we would have had outstanding approximately $5,127 million of indebtedness as of December 31, 2011, the ability to incur up to an additional $250 million of indebtedness under our new revolving credit facility and up to an additional $400 million of indebtedness under our existing revolving credit facility. We may incur significantly more indebtedness in the future. As a result of the debt that we are incurring in connection with the Acquisition, we intend to hold per share dividends constant and have suspended share repurchases until our credit metrics are at solid investment grade levels, although there can be no assurance that our credit ratings will remain at an investment grade level or that they will improve. We also intend to use cash from operations to reduce our debt level, which will reduce funds available for other purposes and may increase our vulnerability to adverse economic or industry conditions. In addition, our indebtedness also subjects us to financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial ratios or if we breach any of the other covenants in any debt agreement, we could be in default under such agreement. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross acceleration or cross-default provision applies.

Risks Related to the Notes

The notes are subject to prior claims of our secured creditors and the creditors of our non-guarantor subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

        The notes are our unsubordinated general obligations, ranking equally with our other unsubordinated indebtedness and liabilities but effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries securing such debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. Additionally, our right to receive assets from any of our non-guarantor subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors.

        If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed to unsecured and unsubordinated creditors upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

        As of December 31, 2011, after giving effect to the Financing Transactions, we would have had outstanding indebtedness of approximately $5,127 million that ranks equally with the notes, no secured indebtedness outstanding and our non-guarantor subsidiaries would have had approximately $2 million of outstanding indebtedness.

We are a holding company and depend on our subsidiaries to satisfy our cash needs, including to make payments on the notes.

        Our operations are substantially conducted through our subsidiaries. As a result, the cash flow and the consequent ability to service our indebtedness, including the notes, is in large part dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities and, except for our subsidiaries that guarantee the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments, except to the extent that there are enforceable inter-company obligations created in the future. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent such cash from being converted into other currencies, including U.S. dollars. If our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries is limited by tax, foreign exchange or other laws, our ability to make payments on our debt, including amounts due under the notes, would be harmed.

The indenture does not limit the amount of unsecured indebtedness that we and our subsidiaries may incur.

        The indenture under which the notes will be issued does not limit the amount of unsecured indebtedness that we and our subsidiaries may incur. In addition, the indenture will permit us to incur additional secured indebtedness under specified circumstances. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Changes in our credit ratings may adversely affect the value of the notes.

        We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

        If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to repurchase the notes in cash at the redemption prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. We may also be required to offer to repurchase certain of our other debt upon a change of control and such event may give rise to an event of default under our New Credit Facilities. In addition, agreements governing indebtedness incurred in the future may restrict us from repurchasing the notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture governing the notes, which could, in turn, cause an acceleration of our other indebtedness. See "Description of the Notes—Repurchase Upon Change of Control Triggering Event."

We may be unable to redeem the notes in the event of a special mandatory redemption.

        In the event we do not complete the Acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated, we will be obligated to redeem all of the notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes—Special Mandatory Redemption." We are not obligated to place the proceeds of the offering of the notes in escrow prior to the closing of the Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

        If we redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions as long as the Acquisition closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the SPA change, including in material respects.

The notes of each series will be a new class of securities for which there is no established public trading market, and no assurance can be given as to:

  •
  the liquidity of any such market that may develop;

  •
  the ability of holders of the notes to sell their notes; or

  •
  the prices at which the holders of the notes would be able to sell their notes.

        If such markets were to exist, the notes could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

  •
  prevailing interest rates and the markets for similar securities;

  •
  our credit rating;

  •
  the terms related to redemption or repurchase of the notes;

  •
  the amount of our outstanding indebtedness;

  •
  the interest of securities dealers in making a market;

  •
  the remaining time to maturity of the notes;

  •
  general economic conditions; and

  •
  our financial condition, historic financial performance and future prospects.

        The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so and any underwriter may discontinue its market making activities at any time without notice. We do not intend to apply for a listing of the notes of any series on any securities exchange.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters' discounts and commissions, will be approximately $1,877 million.

        We intend to use all the net proceeds of the offering as partial consideration for the Acquisition. Prior to the closing of the Acquisition, we intend to invest the net proceeds from this offering in U.S. government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments or demand deposit accounts insured by the Federal Deposit Insurance Corporation. The net proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

        If we do not complete the Acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated, we will be obligated to redeem all of the notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes—Special Mandatory Redemption."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2011 (1) on an actual basis; and (2) as adjusted to give effect to the Financing Transactions. This table does not give effect to the Acquisition or the application of the proceeds from the Financing Transactions.

        This table should be read in conjunction with "Use of Proceeds" set forth in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference herein.

	As of December 31, 2011
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$1,078.9	$4,245.9

Short-term borrowings:
Short-term borrowings	$2.2	$2.2

Total short-term borrowings	2.2	2.2

Senior notes:
$850 million 6.375% notes due 2012	44.6	44.6
CAD 900 million 5.0% due 2015	881.2	881.2
$575 million 2.5% convertible notes due 2013	575.0	575.0
CAD 500 million 3.95% Series A notes due 2017	489.6	489.6
$300 million 2.000% Senior Notes due 2017 offered hereby	—	300.0
$500 million 3.500% Senior Notes due 2022 offered hereby		500.0
$1,100 million 5.000% Senior Notes due 2042 offered hereby		1,100.0
€500 million Zero coupon convertible note(2)	—	667.0
Credit facilities:
$400 million existing revolving credit agreement	—	—
$550 million new revolving credit agreement(2)	—	300.0
$300 million new term loan(2)	—	300.0
Less: unamortized debt discounts and other	(30.8)	(30.8)

Total long-term debt (including current portion)	1,959.6	5,126.6
Less: current portion of long-term debt	(44.7)	(44.7)

Total long-term debt	1,914.9	5,081.9

Total stockholders' equity	7,690.2	7,690.2

Total capitalization	$9,652.0	$12,819.0

(1)
As adjusted amount includes an aggregate of $3,167 million in proceeds from the Financing Transactions that we intend to use to finance a portion of the Acquisition consideration.

(2)
These credit arrangements are expected to be in place upon consummation of the Acquisition. As adjusted amounts reflect amounts expected to be borrowed at the closing of the Acquisition and used to finance a portion of the Acquisition consideration.

DESCRIPTION OF THE NOTES

        This section describes the specific financial and legal terms of the notes (as defined below). References to "we", "us" or the "Company" in this Description of the Notes are references to Molson Coors Brewing Company and not any of its subsidiaries. The following is a summary of the material terms of each series of the notes offered hereby and does not purport to be complete. Reference is made to the indenture (defined below) for the full text of the terms of each series of the notes, a copy of which is available from us upon request as described under the caption "Incorporation by Reference." The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        On April 3, 2012, we and Molson Coors Holdco—2 Inc., a Delaware corporation (the "Purchaser"), our wholly owned subsidiary, entered into a sale and purchase agreement (the "SPA") to purchase all of the issued share capital of StarBev Holdings S.à. r.l. from StarBev L.P. (such acquisition, the "Acquisition"). The notes will be subject to a special mandatory redemption in the event that we do not complete the Acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated (such earlier date, the "Expiration Date"). The special mandatory redemption price for each series of the notes is equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest on such series to, but excluding, the Special Mandatory Redemption Date.

General

        Each series of notes offered hereby will be issued under an indenture, to be dated as of May 3, 2012, among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture, to be dated as of May 3, 2012, between us, the Guarantors and the trustee (as supplemented, the "indenture"), in an aggregate principal amount of $1,900 million. The 2017 senior notes will be issued in an initial aggregate principal amount of $300 million and will mature on May 1, 2017 (the "2017 notes"). The 2022 senior notes will be issued in an initial aggregate principal amount of $500 million and will mature on May 1, 2022 (the "2022 notes"). The 2042 senior notes will be issued in an initial aggregate principal amount of $1,100 million and will mature on May 1, 2042 (the "2042 notes"). The 2017 notes, 2022 notes and 2042 notes are collectively referred to herein as the "notes." Each series of notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will not be entitled to any sinking fund.

        Interest will accrue on each of the 2017 notes, the 2022 notes and the 2042 notes at the applicable rate per annum shown on the cover of this prospectus supplement from May 3, 2012, or from the most recent date to which interest has been paid or provided for, and will be payable in cash semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2012, to the persons in whose names the notes are registered in the security register at the close of business on the April 15 or October 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the address of the person entitled thereto as such address appears in the security register or, in accordance with arrangements satisfactory to the trustee, by wire transfer to an account designated by the holder of such note.

        If any interest payment date is not a Business Day, we will pay interest on the next day that is a Business Day as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for such delay. A Business Day is a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

        The notes will be unsecured and unsubordinated obligations of Molson Coors Brewing Company and will rank pari passu with its other unsecured and unsubordinated debt, including the Existing Notes (defined below) and U.S. borrowings under the New Credit Facilities.

        We may issue additional securities under the indenture from time to time in one or more other series, which may have terms and conditions that differ from those set forth herein. The 2017 notes, the 2022 notes and the 2042 notes will each constitute a separate series of securities under the indenture. We are initially offering the notes in the aggregate principal amount of $1,900 million. In addition, we may, without the consent of the holders of any series of the notes, issue additional notes having the same terms and conditions in all respects as any series of the notes being offered hereby, except for the applicable issue date and the issue price. Any such additional notes having such similar terms, together with the relevant series of the notes offered by this prospectus supplement, will be treated as a single series of securities under the indenture.

Guarantees

        The notes will be jointly and severally guaranteed on a full and unconditional senior unsecured basis initially by Molson Coors International LP, Molson Canada 2005, Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Molson Coors Callco ULC, Coors International Holdco, ULC, Coors Brewing Company, CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., Molson Coors Brewing Company (UK) Limited, Molson Coors Holdings Limited and Golden Acquisition and, upon consummation of the Acquisition, Molson Coors Holdco Inc. (all of which are wholly owned directly or indirectly by Molson Coors Brewing Company). The Guarantors will fully and unconditionally guarantee the payment of all of the principal of, and any premium and interest on, the notes when due, whether at maturity or otherwise. Each guarantee will be limited as necessary to prevent such guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each of these entities will also guarantee our obligations under the New Credit Facilities and our Existing Notes.

        Each Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. If a guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor and, depending on the amount of such indebtedness, a Guarantor's liability on its guarantee could be reduced to zero.

        In addition, the Company will cause each of its Subsidiaries that guarantees Senior Debt of the Company under (i) the Company's then existing primary credit facility, (ii) the 6 3/8% Notes due 2012 guaranteed by the Company, the 5.00% Senior Notes due 2015 guaranteed by the Company, the 2.5% Convertible Notes due 2013 issued by the Company or the 3.95% Series A Notes due 2017 (the

"Existing Notes"), or (iii) any senior unsecured notes issued by the Company in future capital markets transactions ("Additional Debt"), after the first original issue date of the notes to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of each series of the notes on the same terms and conditions as the original guarantees from the initial Guarantors.

        A Guarantor will be automatically released and relieved from all its obligations under its guarantee in the following circumstances:

  (a)
  upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of at least a majority of the total voting power of the capital stock or other interests of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture;

  (b)
  upon the sale or disposition of all or substantially all the assets of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture; or

  (c)
  if at any time when no default has occurred and is continuing with respect to the notes, such Guarantor no longer guarantees (or which guarantee is being simultaneously released or will be immediately released after the release of the Guarantor) the Debt of the Company under (i) the Company's then existing primary credit facility, (ii) the Existing Notes or (iii) any Additional Debt.

        "Senior Debt" means, with respect to any Person, Debt of such Person, whether outstanding on the date of the indenture or thereafter incurred unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Debt shall not include (1) any Debt of such Person owing to any affiliate of the Company; or (2) any Debt of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt of such Person.

Optional Redemption

        We may, at our option, at any time and from time to time redeem all or any portion of any series of the notes on not less than 30 nor more than 60 days' prior notice mailed to registered holders of the notes to be redeemed at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed; and

  •
  the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the series of notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 20 basis points in the case of the 2017 notes, (ii) 25 basis points in the case of the 2022 notes, and (iii) 30 basis points in the case of the 2042 notes, in each case, plus accrued and unpaid interest on the principal amount of such notes being redeemed to, but excluding, the redemption date.

        If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of notes (or such portion thereof) called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or, if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

        "Independent Investment Banker" means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the United States that we select.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        If we elect to redeem less than all of any series of the notes, and such notes are at the time represented by a global note, then the depositary will select by lot the particular notes of such series to be redeemed. If we elect to redeem less than all of any series of the notes, and any of such notes are not represented by a global note, then the trustee will select the particular notes of such series to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note of such series to be redeemed).

        We may at any time, and from time to time, purchase the notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

        Once notice of redemption is mailed for any series of notes, the notes of such series called for redemption will become due and payable on the redemption date at the applicable redemption price. A notice of redemption may not be conditional.

Special Mandatory Redemption

        The Company expects to use the net proceeds from this offering as partial consideration for the Acquisition, as described under the heading "Use of Proceeds." If we do not complete the Acquisition on or prior to November 2, 2012, or if, prior to such date, the SPA is terminated, the provisions set forth below will be applicable.

        Each series of the notes will be redeemed in whole at a special mandatory redemption price (the "Special Mandatory Redemption Price") equal to 101% of the aggregate principal amount of the applicable series of notes, plus accrued and unpaid interest on the principal amount of such series of the notes to, but not including, the Special Mandatory Redemption Date (as defined below), if the closing of the Acquisition has not occurred on or before November 2, 2012, or if, prior to such date, the SPA is terminated (each, a "Special Mandatory Redemption Event").

        Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 business days following such Special Mandatory Redemption Event) notify the Trustee in writing (such date of notification, the "Redemption Notice Date"), that the notes are to be redeemed on the 30th day following the Redemption Notice Date (such date, the "Special Mandatory Redemption Date"), in each case in accordance with the applicable provisions of the indenture. The trustee, upon receipt of the notice specified above, on the Redemption Notice Date shall notify each Holder in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of any series of the notes. At or prior to 12:00 p.m. (New York City time) on the Special Mandatory Redemption Date, the Company shall deposit funds sufficient to pay the Special Mandatory Redemption Price for each series of notes on such date. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Repurchase Upon Change of Control Triggering Event

        If a Change of Control Triggering Event (as defined below) occurs with respect to a particular series of notes, unless we have exercised our right to redeem such notes as described herein, each holder of such notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of the applicable series of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase (the "Change of Control Payment").

        Within 30 days following any Change of Control Triggering Event with respect to a particular series of notes, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, we will mail a notice to holders of such series of notes, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not validly withdrawn; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes being repurchased.

        The paying agent will promptly mail to each holder of notes properly tendered and not validly withdrawn the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Rating Event" means the notes of the applicable series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

        "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture.

        "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner.

        "Change of Control" means the occurrence of any of the following: (1) any "person" or "group" (other than the "permitted parties") is or becomes (by way of merger or consolidation or otherwise) the "beneficial owner," directly or indirectly, of shares of our Voting Stock representing 50% or more of the total voting power of all outstanding classes of our Voting Stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to (i) us or one of our Subsidiaries, or (ii) one or more permitted parties; (3) a majority of the members of our board of directors are not "continuing directors"; or (4) the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Molson Coors Brewing Company (whether or not otherwise in compliance with the indenture).

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "continuing directors" means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date of the original issuance of the notes, or (2) was nominated for election by the nominating committee or a nominating subcommittee in accordance with our restated certificate of incorporation or was elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        "Coors family group beneficiaries" means the Adolph Coors, Jr. Trust dated September 12, 1969, descendents of the late Adolph Coors and certain family members of those descendants, as well as trusts and estates related to those individuals and entities affiliated with or controlled by them, as more specifically set forth in the indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB-(or the equivalent) by S&P.

        "Molson family group beneficiaries" means Pentland Securities (1981) Inc., descendents of the late Thomas H.P. Molson and certain family members of those descendants, as well as trusts and estates related to those individuals and entities affiliated with or controlled by them, as more specifically set forth in the indenture.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

        "permitted party" means any of the Coors family group beneficiaries or the Molson family group beneficiaries.

        "Rating Agencies" means (1) each of Moody's and S&P; and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        The term "all or substantially all" as used in the definition of Change of Control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

Certain Restrictions

        The following restrictions will apply to the notes:

Restrictions on Secured Debt

        If the Company or any Restricted Subsidiary shall incur, issue, assume or enter into a guarantee of any Debt secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Subsidiary, or on any Capital Stock of any Restricted Subsidiary, the Company will, or will cause such Subsidiary or Restricted Subsidiary to, secure the notes equally and ratably with (or, prior to) such secured Debt, for so long as such Debt is so secured, unless the aggregate amount of all such secured Debt, when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the Company or any Subsidiary (with the exception of such transactions which are excluded as described in the next paragraph and in the second paragraph in "Restrictions on Sales and Leasebacks" below), would not, at the time of such incurrence or guarantee, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.

        The above restriction will not apply to Debt secured by:

          (1)   Mortgages existing on any property prior to the acquisition thereof by the Company or a Restricted Subsidiary or existing on any property of any corporation that becomes a Subsidiary after the date of the indenture prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the Company or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the Company or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies;

          (2)   Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that such Mortgages shall not apply to any other property of the Company or any Restricted Subsidiary;

          (3)   Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

          (4)   Mortgages securing indebtedness owing to the Company or a Guarantor;

          (5)   Mortgages existing on the first date the notes are originally issued;

          (6)   Mortgages required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the indenture;

          (7)   extensions, renewals or replacements of the Mortgages referred to in this paragraph (other than Mortgages described in clauses (2) and (4) above) so long as the principal amount of the secured Debt is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced; or

          (8)   Mortgages in connection with sale and leaseback transactions described in the second paragraph in "Restrictions on Sales and Leasebacks" below.

Restrictions on Sales and Leasebacks

        Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under the first paragraph in "Restrictions on Secured Debt" above (and not excluded in the second paragraph) would not, at the time such transaction is entered into, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.

        The above restriction will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

          (1)   the transaction is between or among two or more of the Company and the Guarantors;

          (2)   the lease is for a period, including renewal rights, of not in excess of three years;

          (3)   the transaction is with a governmental authority that provides financial or tax benefits;

          (4)   the net proceeds of the sale are at least equal to the fair market value of the property and, within 180 days of the transfer, the Company or the Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale; or

          (5)   such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.

SEC Reports

        The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Certain Definitions

        "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount of such liability is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, units or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Consolidated Net Tangible Assets" means the consolidated total assets of the Company, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets.

        "Debt" means with respect to any Person:

          (1)   indebtedness for money borrowed of such Person, whether outstanding on the date of the indenture or thereafter incurred; and

          (2)   indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.

        The amount of indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the amount of any contingent obligation at such date that would be classified as indebtedness in accordance with GAAP; provided, however, that in the case of indebtedness sold at a discount, the amount of such indebtedness at any time will be the accreted value thereof at such time.

        "Funded Debt" of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of such Person, or (b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized).

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the issue date. At any time after the issue date, the Company may elect to apply International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

        "Guarantors" means (a) Molson Coors International LP, Molson Canada 2005, Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Molson Coors Callco ULC, Coors International Holdco, ULC, Coors Brewing Company, CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., Molson Coors Brewing Company (UK) Limited, Molson Coors Holdings Limited and Golden Acquisition and (b) each of the Company's future Subsidiaries that guarantees the notes as required by the provisions described under "Guarantees" above, until in each case, such entity is released as a Guarantor pursuant to the terms of the indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

        "Principal Property" means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of the indenture or thereafter acquired by the Company or any Restricted Subsidiary which is located within the United States of America or Canada, other than any property which in the opinion of the Board of Directors of Molson Coors Brewing Company is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries as an entirety.

        "Restricted Subsidiary" means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States or Canada, and (b) which owns a Principal Property.

        "Significant Subsidiary" means any Subsidiary of the Company that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Subsidiary" means, with respect to any Person, any other Person more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by such first Person and/or one or more other Subsidiaries of such first Person.

        "Voting Stock" of any entity means the class or classes of Capital Stock then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by the stockholders (or other owners) of such entity (including the election of directors), which, for the avoidance of doubt, in the case of the Company as of the date hereof consists of the Class A common stock and the Special Class A voting stock, taken together.

Merger, Consolidation or Sale of Assets

        The indenture will provide that (i) the Company shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets, and (ii) a Guarantor shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets, in each case to any Person unless (i) the successor is organized under the laws of the United States, Canada, Switzerland, the United Kingdom, any member of the European Union or the predecessor's jurisdiction of organization, or any state, province or division thereof, or the District of Columbia, (ii) such successor assumes the obligations of the Company or such Guarantor with respect to the notes or the related guarantee, as applicable, under the indenture, and (iii) after giving effect to such transaction, no default or event of default under the indenture will have occurred and be continuing.

Defeasance and Discharge

        The indenture will provide that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to any series of notes (except as otherwise provided in the indenture) ("defeasance") or (ii) to be released, and to have the Guarantors released, from any and all obligations with respect to certain covenants that are described in the indenture ("covenant defeasance"), upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on such series of notes to maturity or redemption, as the case may be. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. The Company may exercise its defeasance option with respect to any series of notes notwithstanding the prior exercise of the covenant defeasance option with respect thereto. If the Company exercises the defeasance option with respect to any series of notes, payment of such series of the notes may not thereafter be accelerated because of an event of default.

        If the Company exercises the covenant defeasance option with respect to any series of notes, payment of such series of notes may not thereafter be accelerated by reference to any covenant from which the Company and the Guarantors were released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the applicable series of notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Events of Default

        Each of the following constitutes an event of default under the indenture with respect to each series of notes issued under the indenture:

          (1)   default in the payment of any installment of interest on any series of notes issued under the indenture for 30 days after becoming due;

          (2)   default in the payment of principal (or premium, if any) on any series of notes issued under the indenture when due;

          (3)   default in the performance of any other covenant with respect to any series of notes continuing for 90 days after notice as provided below;

          (4)   if payment of any Debt of the Company, the Guarantors or any of the Company's Significant Subsidiaries in a principal amount exceeding $50 million is accelerated as a result of the failure of the Company, any Guarantor or any of the Company's Significant Subsidiaries to perform any covenant or agreement applicable to such Debt which acceleration is not rescinded or annulled within 60 days after written notice thereof; and

          (5)   certain events of bankruptcy, insolvency or reorganization with respect to the Company.

        If an event of default described in clause (1) through (4) above shall occur and be continuing with respect to any series of notes outstanding, then either the trustee or the holders of at least 25% in principal amount of the applicable series may declare the principal and premium, if any, of the notes of such series and the accrued interest thereon, if any, to be due and payable. If an event of default described in clause (5) above shall occur and be continuing, then the principal and premium, if any, of all of the series of notes and the accrued interest thereon, if any, shall be due and payable without any declaration or other act on the part of the trustee or any holders of any series of the notes. The indenture will provide that the trustee shall, within 90 days after the occurrence of a default known to the trustee, give the holders of each affected series of notes notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any series of notes, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of such affected series and so advises the Company in writing. At any time after such declaration of acceleration has been made, the holders of a majority in principal amount of such series of notes, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration with respect to such series of notes, provided that such rescission would not conflict with any judgment or decree, and if all existing events of default have been cured or waived except non-payment of the principal amount or premium, if any, or interest on the notes of such series that has become due solely because of acceleration.

        We will furnish to the trustee within 120 days after the end of the Company's fiscal year (and at least once in each 12 month period) and at any other reasonable time upon the demand of the trustee a statement by certain officers to the effect that, to the best of their knowledge, no default has occurred under the indenture or, if there has been a default, specifying each such default. The holders of a majority of the outstanding principal amount of any series of notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of notes, and to waive certain defaults with respect thereto. The indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of any series of notes unless they first shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

        Before any holder of any series of notes may institute action for any remedy, except payment on such holder's notes when due, the holders of not less than 25% in principal amount of the notes of such series outstanding must request the trustee to take action and certain other conditions must be met. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.

Modification of the Indenture and Waiver

        The indenture will provide that the Company, the Guarantors (except that with respect to clause (1) below with respect to the addition of guarantors, the signatures of the other Guarantors shall not be required) and the trustee may enter into supplemental indentures without the consent of the holders of any series of notes to:

          (1)   add guarantors with respect to the applicable series of notes, including any Guarantors, or to secure the notes;

          (2)   add covenants for the protection of the holders of any series of notes;

          (3)   add any additional events of default;

          (4)   cure any ambiguity, omission, mistake, defect or inconsistency in the indenture;

          (5)   to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

          (6)   to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of notes so long as any such action shall not adversely affect the interests of any holder of such series of notes or any other series of debt securities issued thereunder;

          (7)   to prohibit the authentication and delivery of additional series of notes;

          (8)   provide for uncertificated notes in addition to or in place of certificated notes subject to applicable laws;

          (9)   establish the form or terms of other debt securities issued under the indenture and coupons of any series of such other debt securities pursuant to the indenture and to change the procedures for transferring and exchanging such other debt securities so long as such change does not adversely affect the holders of any outstanding debt securities, including the notes (except as required by applicable securities laws);

          (10) make any change to the indenture that does not adversely affect the rights of any holder of any series of debt securities, including the notes;

          (11) secure any series of debt securities, including the notes;

          (12) evidence the acceptance of appointment by a successor trustee;

          (13) comply with the merger and consolidation provisions pursuant to the indenture;

          (14) in the case of subordinated debt securities, to make any change to the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Debt under such provisions (but only if each such holder of Senior Debt under such provisions consents to such change);

          (15) to evidence the release of any Guarantor pursuant to the terms of the indenture;

          (16) add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall: (i) neither apply to any debt security of any series including the notes, created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision; or (ii) become effective only when there is no such prior security outstanding; or

          (17) conform the indenture and/or the notes to this "Description of the Notes."

        The indenture will also contain provisions permitting the Company, the Guarantors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of such series of notes so affected. However, the Company may not, without the consent of each holder of notes of each series so affected:

          (1)   extend the final maturity of such series of notes;

          (2)   reduce the principal amount (or premium, if any) of such series of notes;

          (3)   reduce the rate or extend the time of payment of interest on such series of notes;

          (4)   reduce any amount payable on redemption of such series of notes or change the time at which such series of notes may be redeemed in accordance with indenture;

          (5)   impair the right of any holder of such series of notes to institute suit for the payment of such series of notes;

          (6)   reduce the percentage in principal amount of such series of notes the consent of the holders of which is required for any such modification;

          (7)   make such series of notes payable in currency other than that stated in such series of notes;

          (8)   make any changes in the ranking or priority of such series of notes that would adversely affect the holders of such series of notes;

          (9)   make any change to the guarantees made by any Guarantors that would adversely affect the holders of such series of notes; or

          (10) amend the above items or applicable sections of the indenture providing certain rights to the majority of holders of such series of notes.

        The holders of at least a majority in principal amount of each series affected thereby then outstanding, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the indenture applicable to such series. The holders of not less than a majority in principal amount of each series affected thereby then outstanding may waive any past default under the indenture applicable to such series, except a default (a) in the payment of principal of (and premium, if any) or any interest on such series, (b) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each note of such series outstanding affected, or (c) arising from the failure to redeem or purchase notes of that series when required pursuant to the terms of the indenture.

Sinking Fund

        There will not be a sinking fund for the notes.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

        Deutsche Bank Trust Company Americas is the trustee under the indenture.

        We have customary banking relationships with the trustee and its affiliates. In addition, the trustee may serve as trustee for other debt securities issued by the Company from time to time.

        Except during the continuance of an event of default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an event of default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Clearance and Settlement

        The notes will be issued in the form of one or more fully registered global notes (each a "global note") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., the Depositary's nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the "Depositary Participants"). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

        Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

        Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.

        Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

        If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global clearance and settlement procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

        The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion only applies to an investor that acquires the notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, retirement plans, individual retirement accounts or other tax-deferred accounts, pension plans, subchapter S corporations, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes and their partners, dealers or traders in securities or currencies, expatriates and former long-term residents, persons whose "functional currency" is not the United States dollar and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences or any state, local or foreign tax consequences.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a United States court and the control of one or more United States persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (4) an estate, the income of which is subject to United States federal income tax regardless of its source.

        The term "Non-United States Holder" means a beneficial owner (other than a partnership for United States federal income tax purposes) of notes that is not a United States Holder.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Consequences to United States Holders

Additional payments

        In certain circumstances (see "Description of the Notes—Special Mandatory Redemption", "Description of the Notes—Repurchase Upon Change of Control Triggering Event" and "Description of the Notes—Optional Redemption"), we may be obligated or elect to pay amounts in excess of stated interest or principal on the notes. If any such payment is treated as a contingent payment, subject to certain exceptions, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Although the issue is not free from doubt, we intend to take the position that the possibility of such additional amounts payable on the notes does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the optional redemption, special mandatory redemption or optional repurchase provisions as part of the yield to maturity of the notes. Our determination that this contingency is remote or incidental is binding on a United States Holder, unless such United States Holder explicitly discloses to the Internal Revenue Service (the "IRS") on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a United States Holder may be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. The discussion below assumes that the notes will not be treated as contingent payment debt instruments.

Payment of interest

        It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with a United States Holder's usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a United States Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, exchange, redemption or other taxable disposition of notes

        A United States Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any amount attributable to accrued but unpaid interest (including original issue discount, if any) not previously taken into income which will be treated as a payment of that interest) upon such sale, exchange, redemption or other taxable disposition and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the amount paid for the note increased by accrued but unpaid interest (including original issue discount, if any) taken into income and decreased by any principal payments received with respect to a note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a United States Holder is treated as holding the note for more than one year, such gain or loss will generally be long-term capital gain or loss. Otherwise, such gain or loss will generally be short-term capital gain or loss. Under current law, for certain categories of non-corporate United States Holders (including individuals), long-term capital gain generally is subject to tax at a reduced rate of taxation. A United States Holder's ability to deduct capital losses may be limited.

Medicare tax

        For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States Holder's "net investment income" for the relevant taxable year and (2) the excess of the United States Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a United States Holder is an individual, estate or trust, it should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of its investment in the notes.

Information reporting and backup withholding tax

        Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds from a sale of notes unless a United States Holder is an exempt recipient. Backup withholding will apply to those payments if a United States Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the United States Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States Holder's federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

Stated interest

        Subject to the discussions below concerning backup withholding and the FATCA legislation (as defined below), a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (D) satisfies certain certification requirements. Such certification requirements will generally be met if (x) the Non-United States Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-United States Holder certifies on Form W-8IMY, under penalties of perjury, that such certification from the Non-United States Holder has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the notes will generally be subject to United States withholding tax at a 30% rate unless such Non-United States Holder provides us with (A) a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (B) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

        If a Non-United States Holder is engaged in a trade or business in the United States. and interest on the notes is effectively connected with the conduct of that trade or business, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then, although the Non-United States Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, such Non-United States Holder will be subject to United States federal income tax on that interest on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

Disposition of the notes

        Subject to the discussions below concerning backup withholding and the FATCA legislation (as defined below), a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the notes unless:

  •
  the gain is effectively connected with the conduct of a United States trade or business (and, where an income tax treaty applies, is attributable to a Untied States permanent establishment or fixed base); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

        A Non-United States Holder described in the first bullet point above will generally be subject to United States federal income tax on that gain on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

        If a Non-United States Holder is described in the second bullet point above, any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain United States source capital losses.

Information reporting and backup withholding tax

        We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. Unless the Non-United States Holder complies with certification procedures to establish that the Non-United States holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

        In addition, a Non-United States Holder may be subject to backup withholding with respect to interest payments on a note or the proceeds from disposition of a note, unless, generally, the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

        Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

  •
  If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

  •
  If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has one of the specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

Legislation affecting taxation of notes held by or through foreign entities

        Legislation enacted in 2010 ("FATCA legislation") generally imposes a withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds from the sale or other disposition of a debt obligation paid after December 31, 2012 to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under proposed Treasury regulations, this new withholding tax will not apply (i) to interest income on a debt obligation that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2014. Under proposed Treasury regulations, this legislation generally will not apply to a debt obligation outstanding on January 1, 2013, unless such debt obligation undergoes a "significant modification" (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in a note.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are acting as representatives (the "Representatives"), has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the applicable series of notes set forth opposite the underwriter's name in the following table:

Name	Principal Amount of 2.000% Senior Notes due 2017	Principal Amount of 3.500% Senior Notes due 2022	Principal Amount of 5.000% Senior Notes due 2042
Deutsche Bank Securities Inc.	$75,000,000	$125,000,000	$275,000,000
Morgan Stanley & Co. LLC	75,000,000	125,000,000	275,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	24,000,000	40,000,000	88,000,000
Barclays Capital Inc.	24,000,000	40,000,000	88,000,000
J.P. Morgan Securities LLC	24,000,000	40,000,000	88,000,000
UBS Securities LLC	24,000,000	40,000,000	88,000,000
Wells Fargo Securities, LLC	24,000,000	40,000,000	88,000,000
BMO Capital Markets Corp.	7,500,000	12,500,000	27,500,000
Mitsubishi UFJ Securities (USA), Inc.	7,500,000	12,500,000	27,500,000
Rabo Securities USA, Inc.	7,500,000	12,500,000	27,500,000
TD Securities (USA) LLC	7,500,000	12,500,000	27,500,000
Total	$300,000,000	$500,000,000	$1,100,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

        The underwriters propose to offer each series of notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and may offer notes to certain dealers at a price that represents a concession not to exceed 0.350% of the principal amount of the Senior Notes due 2017, 0.400% of the principal amount of the Senior Notes due 2022 and 0.500% of the principal amount of the Senior Notes due 2042. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.175% of the principal amount of the Senior Notes due 2017, 0.200% of the principal amount of the Senior Notes due 2022 and 0.250% of the principal amount of the Senior Notes due 2042. After the initial offering of the notes to the public, the Representatives may change the respective public offering prices of the notes and other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable series of notes).

Name	Paid by Molson Coors Brewing Company
Per Senior Note due 2017	0.600%
Per Senior Note due 2022	0.650%
Per Senior Note due 2042	0.875%

        We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $3.6 million.

        It is expected that delivery of the notes will be made against payment therefor on or about May 3, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisors.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for our company, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our existing credit facilities, and an affiliate of Deutsche Bank Securities Inc. serves as administrative agent thereunder. In addition, an affiliate of Deutsche Bank Securities Inc. serves as administrative agent under our new Credit Agreement, and affiliates of the Representatives serve as joint lead arrangers and joint book-runners under our new Term Loan Agreement. We expect that affiliates of certain of the underwriters will be lenders under our New Credit Facilities. The Representatives also acted as financial advisors to us in connection with the Acquisition.

        In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

        There is currently no public trading market for any series of the notes. We have not applied and do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

        The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the notes to the public in that Relevant Member State other than:

  a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  c)
  in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of the foregoing, the expression an "offer of notes to the public" in relation to the notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        Each underwriter has represented and agreed that the notes have not been offered or sold, and will not be offered or sold, in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures

Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instrument and Exchange Law of Japan (the "Financial Instrument and Exchange Law") and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instrument and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

Other Jurisdictions

        Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

LEGAL MATTERS

        Certain matters relating to Colorado law will be passed upon by Faegre Baker Daniels LLP. Certain matters relating to Delaware and New York law will be passed upon by Kirkland & Ellis LLP. Certain matters relating to Nova Scotia law will be passed upon for Coors International Holdco, ULC, Molson Coors Callco ULC, Molson Coors Capital Finance ULC, and Molson Coors International General, ULC by Cox & Palmer. Certain matters relating to Ontario law will be passed upon for Molson Coors 2005 by McCarthy Tétrault LLP. Certain legal matters will be passed upon for the underwriters by Weil Gotshal & Manges LLP, New York, New York.

EXPERTS

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Molson Coors Brewing Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2011, as it relates to the financial statement schedule, and the Current Report on Form 8-K of Molson Coors Brewing Company dated April 26, 2012, as it relates to the financial statements and management's assessment of the effectiveness of internal control over financial reporting included in Management's Report on Internal Control over Financial Reporting, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of MillerCoors LLC incorporated herein by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" into this prospectus supplement and the accompanying prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the notes covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC.

        We are "incorporating by reference" into this prospectus supplement the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our Proxy Statement for our 2012 annual meeting of stockholders filed on April 18, 2012 with the SEC to the extent specifically incorporated by reference in such Form 10-K and as updated by our Current Report on Form 8-K dated April 26, 2012 as to Item 8); and

  •
  Our Current Reports on Form 8-K filed February 27, 2012, April 3, 2012 and April 26, 2012.

        We will provide, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following email address or telephone number: Molson Coors Brewing

Company, Attention: Investor Relations, MCBCInvestorRelations@molsoncoors.com, or Julie Frye at (303) 927-2337.

        This prospectus supplement and the accompanying prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of the notes covered by this prospectus supplement and the accompanying prospectus. The descriptions of these agreements contained in this prospectus supplement and the accompanying prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

        In reliance on Rule 12h-5 under the Exchange Act, none of the Guarantors intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the issuer and the Guarantors rely on Rule 12h-5, certain financial information pertaining to the Guarantors will be included in our financial statements filed with the SEC pursuant to the Exchange Act.

Prospectus

Molson Coors Brewing Company
Debt Securities and Guarantees

        We may offer from time to time, in one or more series, debt securities and guarantees thereof. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

        Investing in these securities involves certain risks. See "Risk Factors" in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with the disclosure related to the risk factors contained in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings with the Securities and Exchange Commission, which are incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 26, 2012

        We are responsible for the information contained and incorporated by reference in this prospectus and in any prospectus supplement we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus and any accompanying prospectus supplement is only accurate as of the respective dates of such documents. All references to "MCBC," "we," "us," "our" and "ours" in this prospectus mean Molson Coors Brewing Company and its consolidated subsidiaries.

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Risk Factors

        You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC and incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Ratio of Earnings to Fixed Charges

        The following ratios of earnings to fixed charges should be read in conjunction with our consolidated financial statements and related notes relating to the relevant periods included in our Current Report on Form 8-K dated April 26, 2012 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K for the fiscal year ended December 31, 2011, both of which are incorporated by reference herein.

	Fiscal year ended
	December 31, 2011	December 25, 2010	December 26, 2009	December 28, 2008	December 30, 2007
Income from continuing operations before income taxes:	$774.2	$809.0	$717.5	$499.4	$526.0
Plus: Amortization of capitalized interest	3.1	3.4	4.0	4.2	4.5
Distributions from MillerCoors(1)	457.9	456.1	401.1	136.5	—
Distributions from other unconsolidated affiliates	28.4	14.0	16.6	7.5	9.3
Less: Equity income in MillerCoors	(457.9)	(456.1)	(382.0)	(155.6)	—
Equity in net income of other unconsolidated affiliates	(23.2)	(18.2)	(6.9)	(24.1)	(6.6)
Capitalized interest	(2.3)	(1.2)	(2.7)	(1.1)	(9.5)

	$780.2	$807.0	$747.6	$466.8	$523.7

Fixed charges:
Interest expenses, net of capitalized interest	118.7	110.2	96.6	119.1	134.9
Capitalized interest	2.3	1.2	2.7	1.1	9.5
Portion of rentals representative of interest factor(2)	11.8	11.2	10.2	20.5	26.8

	$132.8	$122.6	$109.5	$140.7	$171.2

Earnings and fixed charges	$913.0	$929.6	$857.1	$607.5	$694.9

Ratio of earnings to fixed charges	$6.9	$7.6	$7.8	$4.3	$4.1

(1)
Includes only distributions representing return on investment and classified within Cash flows from operating activities.

(2)
The portion of rent expense representing interest is estimated to be 33% of the rent expense for purposes of calculating the ratio of earnings to fixed charges.

Description of Securities

        This prospectus contains a summary of the securities that MCBC may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of Debt Securities

        The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

 Forms of Securities

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company ("DTC"). In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and no successor depositary has been appointed for 90 days; or

  •
  we determine, in our sole discretion, that the global security shall be exchangeable.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent appointed by us under the indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov and our website at http://www.molsoncoors.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Incorporation of Certain Documents by Reference

        We are "incorporating by reference" into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file (other than information in the documents or filings that is deemed to have been furnished and not filed) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offerings of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.

        We are "incorporating by reference" into this prospectus the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our Proxy Statement for our 2012 annual meeting of stockholders filed on April 18, 2012 (the "Proxy Statement") with the SEC to the extent specifically incorporated by reference in such Form 10-K and as amended by our Current Report on Form 8-K dated April 26, 2012 as to Item 8);

  •
  Our Current Reports on Form 8-K filed February 27, 2012, April 3, 2012 and April 26, 2012.

        We will provide, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following email address or telephone number: Molson Coors Brewing Company, Attention: Investor Relations, MCBCInvestorRelations@molsoncoors.com, or Julie Frye at (303) 927-2337.

        This prospectus and the information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

        In reliance on Rule 12h-5 under the Exchange Act, none of the guarantors intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the issuer and the subsidiary guarantors rely on Rule 12h-5, certain financial information pertaining to the guarantors will be included in our financial statements filed with the SEC pursuant to the Exchange Act.

Information Concerning Forward-Looking Statements

        This prospectus, including the documents incorporated by reference herein, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor to "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents. Representatives of MCBC may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, such as those statements relating to overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, anticipated results, anticipated synergies, expectations for funding future capital expenditures and operations, debt service capabilities, shipment levels and profitability, market share and the sufficiency of capital resources. In addition, statements that we make in this prospectus that are not statements of historical fact may also be forward-looking statements. Words such as "expects," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements.

        Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated (both favorably and unfavorably). These risks and uncertainties include, but are not limited to those described under the heading "Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC as updated by our subsequent filings with the SEC. Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

        Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

Legal Matters

        Certain matters relating to Delaware and New York law will be passed upon by Kirkland & Ellis LLP.

Experts

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Molson Coors Brewing Company incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2011, as it relates to the financial statement schedule, and the Current Report on Form 8-K of Molson Coors Brewing Company dated April 26, 2012, as it relates to the financial statements and management's assessment of the effectiveness of internal control over financial reporting included in Management's Report on Internal Control over Financial Reporting, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of MillerCoors LLC incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Debt Securities and Guarantees

Prospectus

April 26, 2012

$1,900,000,000

Molson Coors Brewing Company

$300,000,000 2.000% Senior Notes due 2017

$500,000,000 3.500% Senior Notes due 2022

$1,100,000,000 5.000% Senior Notes due 2042

Prospectus Supplement

April 26, 2012

Joint Book-Running Managers (2017, 2022 and 2042 Notes)
Deutsche Bank Securities		Morgan Stanley
Joint Book-Running Manager (2017 Notes)
J.P. Morgan
Joint Book-Running Managers (2022 Notes)
Barclays		Wells Fargo Securities
Joint Book-Running Managers (2042 Notes)
BofA Merrill Lynch		UBS Investment Bank

Co-Managers (2017, 2022 and 2042 Notes)
BMO Capital Markets		Mitsubishi UFJ Securities
Rabo Securities		TD Securities
Co-Managers (2017 Notes)
BofA Merrill Lynch		Barclays
UBS Investment Bank		Wells Fargo Securities
Co-Managers (2022 Notes)
BofA Merrill Lynch	J.P. Morgan	UBS Investment Bank
Co-Managers (2042 Notes)
Barclays	J.P. Morgan	Wells Fargo Securities